PROSPECTUS SUPPLEMENT NO. 4 (To Prospectus dated December 31, 2009)	Filed pursuant to Rule 424(b)(5) Registration Statement No. 333-162720

EVERGREEN ENERGY INC.

$10,000,000

Common Stock

This prospectus supplement and the accompanying prospectus relate to the offer and sale from time to time of up to a maximum $10,000,000 of shares of our common stock, par value $0.001 per share, through Lazard Capital Markets LLC (“LCM”), as our exclusive sales agent, for resale in accordance with a sales agency agreement between us and LCM.

Shares of our common stock are listed on the NYSE Arca Exchange (“NYSE Arca”) under the symbol “EEE.”  The last reported sale price of our common stock on the NYSE Arca on August 23, 2011 was $1.05 per share.

Sales of our common stock, if any, under this Prospectus Supplement and the accompanying Prospectus may be made in sales deemed to be “at-the-market” equity offerings as defined in Rule 415 promulgated under the Securities Act of 1933, as amended (the “Securities Act”).  Subject to the terms of the sales agency agreement, we agree to issue and sell exclusively through LCM acting as sales agent, and LCM agrees to use its commercially reasonable effort to sell for us, the shares of our common stock offered by this Prospectus Supplement.  Sales of the shares, if any, through LCM acting as sales agent will be made by means of ordinary brokers’ transactions on the NYSE Arca Exchange, or otherwise at market prices prevailing at the time of sale or prices related to such prevailing market prices, or as otherwise agreed by LCM and us.  There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

The offering of our common stock pursuant to the sales agency agreement will terminate upon the earlier of: (1) the sale of all shares of our common stock subject to the sales agency agreement, (2) January 18, 2013 or (3) the termination of the sales agency agreement pursuant to its terms.

We will pay LCM a commission equal to 4.0% of the gross sales price per share for sales under the sales agency agreement.  In connection with any sale of our common stock, LCM may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of LCM may be deemed to be underwriting commissions or discounts.  We have also agreed to provide indemnification and contribution to LCM with respect to certain liabilities, including liabilities under the Securities Act.

        Investing in our securities involves a high degree of risk. Before deciding whether to invest in our securities, you should consider carefully the risks that we have described in this Prospectus Supplement under the caption “Risk Factors” starting on page S-4 of this Prospectus Supplement and under the caption “Risk Factors” in our most recently filed annual report on Form 10-K and quarterly report on Form 10-Q, each as filed with the Securities and Exchange Commission, which are incorporated herein by reference in their entirety.

        Neither the Securities and Exchange Commission nor any state securities commission orany other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Lazard Capital Markets

The date of this Prospectus Supplement is August 25, 2011.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts.  This prospectus supplement and the accompanying prospectus are part of a registration statement on Form S-3 (No. 333-162720) that we filed with the Securities and Exchange Commission (the "SEC").   The first part is this prospectus supplement, which describes the terms of the offering and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, including the documents incorporated by reference, which provides general information about us, some of which, such as the section therein entitled "Plan of Distribution" may not apply to this offering. Generally, when we refer to this prospectus, we are referring to both parts of this document, this prospectus supplement and the accompanying prospectus, combined.

        We urge you to carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated herein and therein, together with additional information described under "Where You Can Find More Information", before buying any of the securities being offered under this prospectus supplement. These documents contain information you should consider when making your investment decision.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. This prospectus supplement may add, update or change information contained in the accompanying prospectus. To the extent any information in this prospectus supplement is inconsistent with the accompanying prospectus, you should rely on the information in the prospectus supplement. The information in the prospectus supplement will be deemed to modify or supersede the information made in the accompanying prospectus and the documents incorporated by reference therein, except for those documents incorporated by reference therein which we file with the SEC after the date hereof.

        You should not assume that the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate on any date subsequent to the date set forth on the front cover of this prospectus supplement and the accompanying prospectus or any date subsequent to the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates.

        We are offering to sell, and seeking offers to buy, the securities described in the prospectus supplement only in jurisdictions where offers and sales are permitted. The distribution of this prospectus supplement and the offering of the securities in certain jurisdictions may be restricted by law. Persons outside the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the securities and the distribution of this prospectus supplement outside the United States. This prospectus supplement does not constitute, and may not be used in connection with, an offer to sell, or a solicitation of an offer to buy, any securities offered by this prospectus supplement by any person in any jurisdiction in which it is unlawful for such person to make such an offer or solicitation.

        We are not making any representation to you in this prospectus regarding the legality of an investment in the preferred stock, warrants, and underlying common stock by you under applicable law. You should consult with your own legal advisors as to the legal, tax, business, financial and related aspect of a purchase of these securities.

        References in this prospectus to "Evergreen Energy," "Company," "we," "us," and "our" are to Evergreen Energy Inc. and its subsidiaries. The term "you" refers to a prospective investor.

SUMMARY

This summary highlights selected information about us but does not contain all the information that may be important to you. This prospectus supplement and the accompanying prospectus include specific terms of the offering and information about our business and financial data. You should read carefully this entire prospectus supplement and the accompanying prospectus, including the matters set forth under the caption “Risk Factors,” and the information incorporated by reference in this prospectus supplement and the accompanying prospectus before making an investment decision.

Our Company

Evergreen Energy Inc. offers environmental solutions for energy production and generation industries, primarily through its patented clean coal technology, K-Fuel. K-Fuel significantly improves the performance of low-rank sub-bituminous and brown coals and lignite. The process yields higher efficiency levels, which are variable depending on the type of coal processed, by applying heat and pressure to low-rank coals to reduce moisture.

Our principal executive offices are located 1225 17th Street, Suite 1300, Denver, Colorado 80202 and our telephone number is 303-293-2992. We maintain a website at http://www.evgenergy.com. Information contained on this website does not constitute part of this prospectus or any prospectus supplement.

Recent Developments

Settlement Agreement

On August 23, 2011, the Company entered into a settlement agreement (the “Settlement Agreement”) in connection with the Cook & Bitonti v. C-Lock Technology, et al litigation, Case No. 10CV2417.  The Settlement Agreement calls for the dismissal of the Cook & Bitonti litigation in exchange for an initial cash payment of $500,000 on August 23, 2011, and commencing August 29, 2011, eight weekly cash payments of $187,500.  A portion of the proceeds from this offering will be used to pay these amounts.

Financing Activities

        We have continued to pursue various financing alternatives. Our three most recent completed financing transactions are as follows:  (i) on March 16, 2010, we entered into a securities purchase agreement, and received gross proceeds of approximately $9.3 million; (ii) on January 26, 2010, we consummated a registered direct public offering and raised gross proceeds of approximately $8.7 million; and (iii) on February 1, 2011, we completed a private placement to sell 6.2 million shares of our common stock and 12.0 million warrants to purchase our common stock, resulting in $14.5 million of net proceeds, after the offering expenses. However, we continue to require additional capital to fund operations and repay short term borrowings. There can be no assurance that our efforts to sell assets and raise additional capital will be successful. If they are not successful, we will be unable to continue our operations as currently contemplated.

THE OFFERING

Issuer	Evergreen Energy Inc.
Common stock offered by us:	Shares of our common stock, par value $0.001 per share, with a maximum aggregate sales price of up to $10,000,000.
Manner of offering:	“At-the-market” offering that may be made from time to time through LCM, as sales agent. See “Plan of Distribution.”
Common Stock to be outstanding after this offering (assuming all $10,000,000 of common stock is sold in this offering):	35,975,162 Shares
Use of proceeds:
We intend to use the net proceeds from this offering for working capital and general corporate purposes, including debt service and to satisfy a portion of the payments due under settlement of litigation.  General corporate purposes may include capital expenditures.  See “Use of Proceeds” on page S-8.

NYSE Arca Symbol:	EEE
Risk Factors:
Investment in our securities involves a high degree of risk.  Before making an investment decision, investors should carefully consider the information contained in or incorporated by reference under the heading “Risk Factors,” beginning in page S-4 of this Prospectus Supplement, on page 3 of the accompanying Prospectus and in the filings incorporated by reference into this Prospectus Supplement and the Prospectus.

The number of shares of common stock to be outstanding after this offering in the table above is based on 26,451,352 shares of common stock outstanding as of August 23, 2011, assuming the maximum of $10,000,000 of common stock is sold in this offering at an offering price of $1.05 per share, the last reported sale price of our common stock on the NYSE Arca on August 23, 2011,which excludes the following:

•
1,055,582 shares of common stock issuable upon the exercise of outstanding stock options issued under our equity incentive plans prior to this offering, at a weighted average exercise price of $7.62 per share;

•	526,856 shares of common stock issuable upon vesting and settlement of outstanding restricted stock options under our equity incentive plans prior to this offering;

•	563,808 shares of common stock available for future issuance under our equity incentive plans;

•	100,000 shares of common stock issuable upon vesting and settlement of outstanding restricted stock options under non-plan equity incentive grants; and

•	17,251,162 shares of common stock issuable upon the exercise of outstanding warrants issued prior to this offering at a weighted average exercise price of $2.99 per share.

RISK FACTORS

Investment in our securities involves a high degree of risk.  You should carefully consider the risks described below, as well as those risks described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” contained in our most recent annual report on Form 10-K for the year ended December 31, 2010, as well as our quarterly report on Form 10-Q for the quarter ended June 30, 2011, each of which has been filed with the Securities and Exchange Commission and is incorporated herein in their entirety by reference, as well as other information in this Prospectus Supplement and the accompanying Prospectus or any other documents incorporated herein or therein by reference.  Each of the risks described in these sections of documents could adversely affect our business, financial condition, results of operations and prospects, and could result in a complete loss of your investment.  This Prospectus Supplement and the incorporated documents also contain forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward looking statements as a result of certain factors, including the risks mentioned above and within this Prospectus Supplement and attached Prospectus.  See, “Cautionary Statement About Forward-Looking Statements.”

Risks Related to this Offering

Our stock price is volatile.

The market price of our common stock has been, and we expect will continue to be, subject to significant volatility.  The value of our common stock may decline regardless of our operating performance or prospects.  The factors affecting our market price include:

•	The market’s perception of our prospects and ability to execute our business plan;

•	Our ability to effectively develop and commercialize our K-fuel technology;

•	Our ability to raise additional capital on a timely basis to continue our business operations;

•	The market reaction to any announced developments of our Company, including developments regarding our joint ventures or strategic investments; and

•	General economic, political or stock market conditions.

Recent events have caused stock prices for many companies, including ours, to fluctuate in ways unrelated or disproportionate to their operating performance.  The general economic, political and stock market conditions that may affect the market price of our common stock are beyond our control.  The market price of our common stock at any particular time may not remain the market price in the future.

The number of shares available for future sale could adversely affect the market price of our common stock.

We may issue shares of our common stock in this offering with maximum gross offering proceeds of up to $10,000,000.  In addition, as of August 23, 2011, we had outstanding options, warrants, convertible preferred stock and convertible debt exercisable or convertible for an aggregate of 19,134,016 shares of common stock at a weighted average exercise price of $3.34.  If our stock price increases, the holders of such options, warrants and convertible securities may exercise such securities and could sell a large number of these shares into the market.  These additional issuances and sales could cause the market price of our common stock to decline.

We cannot predict whether future issuances of shares of our common stock or the availability of shares for resale in the open market will decrease the market price per share of our common stock.  Sales of substantial amounts of our shares of common stock in the public market, or even the perception that such sales might occur, could adversely affect the market price of the shares of our common stock.

We have adopted anti-takeover defenses that could make it difficult for another company to acquire control of us or limit the price investors might be willing to pay for our stock, which could adversely affect the performance of our stock.

We have adopted a stockholder rights plan, commonly known as a “poison pill,” under which each stockholder holds one share purchase right, which we will refer to as a Right, for each share of common stock held.  The Rights become exercisable upon the occurrence of certain events and may make our acquisition more difficult and expensive.  In addition to our Certificate of Incorporation and Delaware General Corporation Law, could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders.  The Stockholder Rights Plan, provisions of our Certificate of Incorporation, and Delaware law are intended to encourage potential inquirers to negotiate with us and allow our Board of Directors the opportunity to consider alternative proposals in the interests of maximizing stockholder value.  However, such provisions may also discourage acquisition proposals or delay or prevent a change in control, which could harm our stock price.

We have not paid cash dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

We anticipate that we will retain all future earnings and all other cash resources for the future operation and development of our business.  Accordingly, we do not intend to declare or pay any cash dividends on our common stock in the foreseeable future.  Payment of any future dividends will be at the discretion of our Board of Directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and plans for expansion.

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Although we describe our currently intended use of the net proceeds from this offering under the heading "Use of Proceeds" in this prospectus supplement, we cannot estimate the allocation of the net proceeds of this offering among those uses and, subject to any contractual restrictions, we reserve the right to change the use of proceeds as a result of certain contingencies, including our ability to raise additional capital to fund operations. Accordingly, subject to contractual restrictions, our management will have significant flexibility in applying the net proceeds of this offering. You will be relying on the judgment of our management and our board of directors with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the net proceeds will be used in a way that does not improve our operating result or enhance the value of our common stock. In addition, if we are unable to obtain additional capital or complete a strategic transaction on a timely basis, net proceeds from this offering may be used for expenses related to seeking protection under the provisions of the U.S. Bankruptcy Code or conducting an orderly liquidation of our assets and winding up of our corporate affairs. In either case, you could lose part or all of your investment.

You will experience an immediate dilution of the book value per share of the common stock you purchase.

Investors who purchase our common stock in this offering will experience immediate dilution in their net tangible book value per share to the extent of the difference between the public offering price per share and the “as adjusted” net tangible book value per share after giving effect to the offering.  Our net tangible book value as of June 30, 2011 was approximately $ 3,024,000, or $0.11 per share of our common stock based on 26,451,352 shares outstanding.  After giving effect to assumed sale of an aggregate of $10,000,000 of our common stock at an assumed offering price of $1.05 per share, the reported closing price of our common stock on the NYSE Arca exchange on August 23, 2011, and after deducting the commissions and the estimated aggregate offering expenses payable by us, our net tangible book value, as of June 30, 2011, would have been approximately $12,424,000 or $0.35 per share of our common stock based on 35,975,162 shares outstanding.  This amount represents an immediate increased net tangible book value of $0.24 per share to our existing stockholders and an immediate dilution in the tangible book value of $0.81 per share to investors purchasing shares in this offering.  See the section entitled “Dilution” below.

Our operating results may fluctuate significantly, and these fluctuations may cause the price of our common stock to decline.

Our operating results will likely vary in the future primarily as the result of fluctuations in our revenues and operating expenses. If our results of operations do not meet the expectations of current or potential investors, the price of our common stock may decline.

The common stock is equity and is subordinate to our existing and future indebtedness.

Shares of the common stock are equity interests in us and do not constitute indebtedness. As such, shares of the common stock will rank junior to all of our indebtedness and to other non-equity claims against us and our assets available to satisfy claims against us, including in our liquidation.

DEFICIENCY OF EARNINGS TO FIXED CHARGES

   Our earnings were insufficient to cover fixed charges for each of the periods presented.  Accordingly, the following table sets forth the deficiency of earnings to fixed charges for each of the periods presented.  Because of the deficiency, ratio information is not applicable.

	Years Ended December 31, 2010	2009	2008	2007	2006	Six Months Ended June 30, 2011

(Deficiency)-Excess of Earnings to Fixed Charges	$(21,588)	$(59,552)	$(65,991)	$(204,857)	$(51,527)	$6,194

For purposes of computing the deficiency of earning available to cover fixed charges, fixed charges represent interest expense, the portion of operating lease rental expense that is considered by us to be representative of interest and amortization of discount related to indebtedness.  Deficiency of earnings consists of loss before income taxes, plus fixed charges.

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus supplement and the documents incorporated by reference herein contain forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies.

        We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "will," "plan," "predict," "project" and similar terms and phrases, including references to assumptions, in this prospectus and our incorporated documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward- looking statements:

•	our lack of operating capital and limited ability to raise additional funds which raise substantial doubt regarding our ability to continue as a going concern;
•	general economic and industry conditions;
•	our history of losses, deficits and negative operating cash flows;
•	our substantial capital requirements and dependence on the sale of our securities to provide capital to fund and continue our operations;
•	our limited operating history;
•	technical and operational problems at K-Fuel facilities;
•	uncertain market for our K-Fuel refined coal;
•	industry competition;
•	environmental and government regulation;
•	protection and defense of our intellectual property rights;
•	reliance on, and the ability to attract, key personnel;
•	inability to implement our acquisition strategy;
•	unfavorable decisions in pending litigation and the impact of potential settlements of such litigation;
•	the inability of Green Bridge Holdings to make future payments under the terms of the sale of the Landrica Development Company assets and our Ft. Union Plant;
•	the inability to raise sufficient additional capital in a timely manner to pursue the development of the technology or the development and operation of SCH;
•	the inability to successfully apply the K-Fuel technology to SCH’s coal deposits;
•	the inability of SCH to obtain regulatory approval for its activities;
•	conditions for the marketing and sale of coal or upgraded coal; and
•	other factors including those discussed in "Risk Factors" in this prospectus, any applicable prospectus supplement and our incorporated documents.

        You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

USE OF PROCEEDS

        The amount of net proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they were sold over the course of this offering.  We currently intend to use the net proceeds from the sale of our common stock under this Prospectus Supplement for working capital, general corporate purposes and to satisfy a portion of the payments due under our settlement agreement in Cook & Bitonti litigation.  General corporate purposes may include capital expenditures or the pay down of our debt obligations.

We have significant discretion in the use of any net proceeds from this offering.  Investors in this offering will be relying on the judgment of our management regarding the application of the proceeds of any sale of the securities.  Pending application of the net proceeds as described above, we intend to invest the net proceeds generally in short-term, investment grade, interest bearing securities.

DESCRIPTION OF SECURITIES TO BE OFFERED

   The material terms and provisions of our common stock are described under the caption “Description of Securities to be Offered-Common Stock” starting on page 6 of the accompanying prospectus.

DILUTION

        If you invest in the common stock being offered by this Prospectus Supplement, you will suffer immediate and substantial dilution in the net tangible book value per share of common stock. Our net tangible book value as of June 30, 2011 was approximately $3,024,000 million, or approximately $0.11 per share of common stock. Net tangible book value per share is determined by dividing our net tangible book value, which consists of our total tangible assets less total liabilities, by the number of shares of our common stock outstanding on that date.

        Dilution in net tangible book value per share represents the difference between the amount per share of common stock paid by purchasers in this offering and the net tangible book value per share of our common stock immediately after this offering. Without taking into account any other changes in the net tangible book value after June 30, 2011, other than to give effect to our receipt of the estimated proceeds after giving effect to the sale of all $10,000,000 of shares of common stock being offered in this offering, at an assumed offering price of $1.05  per share, the reported closing price of our common stock on the NYSE Arca exchange on August 23, 2011, and after deducting the commissions and the estimated aggregate offering expenses payable by us, our net tangible book value as of August 23, 2011, after giving effect to the items above, our net tangible book value would have been approximately $12,424,000 million, or approximately $0.35 per share of common stock. This represents an immediate increase of $0.24 in net tangible book value per share to our existing stockholders and an immediate dilution of $0.81 per share to purchasers of the common stock in this offering. The following table illustrates this per share dilution:

Assumed offering price per share of common stock	$1.05
Net tangible book value per share as of June 30, 2011	$0.11
Increase in net tangible book value per share attributable to this offering	$0.24
Pro forma net tangible book value per share as of June 30, 2011, after giving effect to this offering	$0.35
Dilution in net tangible book value per share to new investors in this offering	$0.81

        The number of shares of our common stock that will be outstanding immediately after the offering is based on 26,451,352 shares outstanding as of August 23, 2011, and excludes:

•
1,055,582 shares of common stock issuable upon the exercise of outstanding stock options issued under our equity incentive plans prior to this offering, at a weighted average exercise price of $7.62 per share;

•	526,856 shares of common stock issuable upon vesting and settlement of outstanding restricted stock options under our equity incentive plans prior to this offering;
•	563,808 shares of common stock available for future issuance under our equity incentive plans;
•	100,000 shares of common stock issuable upon vesting and settlement of outstanding restricted stock options under non-plan equity incentive grants; and
•	17,251.162 shares of common stock issuable upon the exercise of outstanding warrants issued prior to this offering at a weighted average exercise price of $2.99 per share.

        To the extent that any options or warrants are exercised, restricted stock units are settled, new options or other equity awards are issued under our equity incentive plans, or we otherwise issue additional shares of common stock in the future, there will be further dilution to new investors.

PLAN OF DISTRIBUTION

On August 24, 2011, we entered into a sales agency agreement with LCM as our sales agent which provided for the offer and sale from time to time through January 18, 2013, of  up to a maximum of $10,000,000 of shares of our common stock through the sales agent.

The sales agency agreement provides that the obligations of the sales agent are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of customary legal opinions, letters and certificates.

Sales of the shares, if any, will be made in (i) ordinary brokers’ transactions on the NYSE Arca or otherwise at market prices prevailing at the time of sale, or (ii) by any other method or payment permitted by law deemed to be an “at the market” offering as defined in Rule 415 of the Securities Act.  Our sales agent will not engage in any transactions that stabilize our common stock in connection with this offering.

We will designate the minimum price per share at which the shares may be sold and the maximum amount of shares of common stock to be sold through the sales agent during any selling period or otherwise determine such maximum amount together with the sales agent. Subject to the terms and conditions of the sales agency agreement, LCM has agreed to use its commercially reasonable efforts to execute our orders to sell, as our sales agent and on our behalf, shares of our common stock submitted to LCM from time to time pursuant to and subject to the terms of the sales agency agreement.  We or LCM may suspend the offering of shares of common stock under the sales agency agreement by proper notice to the other party.

On the scheduled closing date, the following will occur:

•	we will receive funds in the amount of the aggregate purchase price; and
•	Lazard Capital Markets LLC will receive the sales agent’s fee in accordance with the terms of the sales agency agreement.

We will pay LCM an aggregate commission equal to 4.0% of the gross proceeds of any sale of shares of common stock in the offering.  We will also reimburse the sales agent for certain fees and legal expenses incurred by it up to a maximum of $125,000.  In no event will the total amount of compensation paid to the sales agent and other securities brokers and dealers upon completion of this offering exceed 8% of the gross proceeds of the offering.  The estimated offering expenses payable by us, in addition to the sales agent’s fee, are approximately $75,000, which includes legal, accounting and printing costs, expenses and various other fees associated with registering and listing the common stock.  After deducting certain fees due to the sales agent and our estimated offering expenses, we expect the net proceeds from this offering, assuming the sale of a maximum of  $10,000,000 of shares of our common stock, to be approximately $9,400,000.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third trading day following the date on which any sales were made against payment of the net proceeds to us.  A trading day is any trading day on the NYSE Arca, other than a day on which the NYSE Arca is scheduled to close prior to its regular weekday closing time.

The relationship between Lazard Frères & Co. LLC and Lazard Capital Markets LLC is governed by a business alliance agreement between their respective parent companies. Pursuant to such agreement, Lazard Frères & Co. LLC referred this offering to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith; however, such referral fee is not in addition to the fee paid by us to Lazard Capital Markets LLC described above.

We have agreed to indemnify the sales agent and Lazard Frères & Co. LLC against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and liabilities arising from breaches of representations and warranties contained in the sales agency agreement.  We have also agreed to contribute to payments the sales agent and Lazard Frères & Co., LLC may be required to make in respect of such liabilities.

We have agreed to certain lock-up provisions with regard to future sales of our common stock pursuant to the sales agency agreement until the later of (1) the sale of all of the shares of common stock subject to the sales agency agreement, (2) the termination of the sales agency agreement by either LCM or the Company, pursuant to its terms.

LCM and/or Lazard Frères & Co. LLC may in the future provide various investment banking, commercial banking and other financial services for us and our affiliates, for which services they may in the future receive customary fees.  To the extent required by Regulation M, LCM will not engage in any market making activities involving our common stock while the offering is ongoing under this prospectus supplement.

The sales agency agreement will be included as an exhibit to our Current Report on Form 8-K that we will file with the Commission in connection with the consummation of this offering.

The transfer agent for our common stock to be issued in this offering is Interwest Transfer Company, Inc., located in Salt Lake City, Utah.

Our common stock is traded on the NYSE Arca under the symbol “EEE.”

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Moye White LLP of Denver, Colorado. Certain legal matters in connection with this offering will be passed upon for the sales agent by Proskauer Rose LLP, New York, New York.

EXPERTS

        The consolidated financial statements incorporated in this registration statement by reference from our annual report on Form 10-K for the year ended December 31, 2010, have been audited by Hein & Associates LLP, an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s ability to continue as a going concern.  Such financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2010;
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011;
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011;
•	Our Definitive Proxy Statement and Revised Definitive Proxy Statement relating to our Annual Meeting of Stockholders filed with the SEC on Schedule 14A on May 2, 2011;
•
Our Current Reports on Form 8-K filed with the SEC on January 3, 2011, January 5, 2011, February 1, 2011, February 2, 2011, February 3, 2011, February 15, 2011, March 3, 2011, March 14, 2011, March 15, 2011, March 30, 2011, April 5, 2011, April 11, 2011, April 14, 2011, May 11, 2011, May 17, 2011, May 26, 2011, June 9, 2011, June 15, 2011, June 21, 2011, July 7, 2011, July 15, 2011, July 25, 2011; August 12, 2011, August 23, 2011 and August 24, 2011.

        We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those "furnished" pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information "furnished" to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

        For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to:

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado 80202
(303) 293-2992
Attn: Director of Investor Relations
Internet Website: http://www.evgenergy.com/

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC's Public Reference Room 100 F Street, N.E. Washington, D.C. 20549
On-line information, free of charge	SEC's Internet website at www.sec.gov
Information about the SEC's Public Reference Room	Call the SEC at 1-800-SEC-0330

        We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under "Incorporation of Certain Documents by Reference" are also available on our Internet website, www.evgenergy.com, under "Investor Relations-Financial Info." You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado 80202
(303) 293-2992
Attn: Director of Investor Relations
Internet Website: http://www.evgenergy.com/

Information contained on our internet website does not constitute a part of this prospectus.

PROSPECTUS

EVERGREEN ENERGY INC.

Common Stock
Preferred Stock
Debt Securities
Warrants
Units

        From time to time, we may offer and sell up to $50,000,000 of common stock, preferred stock, debt securities, warrants, and units consisting of any of these securities. These securities may be offered and sold by us in one or more offerings. The common stock, preferred stock, debt securities, warrants, and units may be convertible or exercisable or exchangeable for common or preferred stock or other of our securities. Shares of our common stock are traded on the NYSE under the symbol "EEE."

        We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.

        This prospectus describes some of the general terms that may apply to these securities. The specific terms of any securities to be offered will be described in a supplement to this prospectus.

        Investing in our securities involves a high degree of risk. You should consider the risk factors described in any accompanying prospectus supplement and in the documents we incorporate by reference.

        Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 31, 2009.

        You should rely only on the information contained in or incorporated by reference into this prospectus or any accompanying prospectus supplement. If the description of the offering varies between this prospectus and any accompanying prospectus supplement, you should rely on the information in the prospectus supplement. We have not, and the underwriter, if any, has not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer of these securities in any state or jurisdiction where the offer is not permitted. You should assume that information contained in or incorporated by reference into this prospectus and any accompanying prospectus supplement is accurate only as of the date on the front cover of this prospectus, any accompanying prospectus supplement or the date of the document incorporated by reference, as applicable. Our business, financial condition, results of operations and prospects may have changed since those dates. You should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

THIS PROSPECTUS MAY NOT BE USED TO OFFER OR SELL ANY SECURITIES UNLESS
ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

i

CAUTIONARY STATEMENT ABOUT FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein contain forward-looking statements that are not statements of historical fact and may involve a number of risks and uncertainties. These statements relate to analyses and other information that are based on forecasts of future results and estimates of amounts not yet determinable. These statements may also relate to our future prospects, developments and business strategies.

        We have used the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "will," "plan," "predict," "project" and similar terms and phrases, including references to assumptions, in this prospectus and our incorporated documents to identify forward-looking statements. These forward-looking statements are made based on expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from our forward-looking statements:

•	Our lack of operating capital and limited ability to raise additional funds which raise substantial doubt regarding our ability to continue as a going concern
•	general economic and industry conditions;
•	our history of losses, deficits and negative operating cash flows;
•	our substantial capital requirements and dependence on the sale of our securities to provide capital to fund and continue our operations;
•	our limited operating history;
•	technical and operational problems at K-Fuel facilities;
•	uncertain market for our K-Fuel refined coal and C-Lock technology;
•	industry competition;
•	environmental and government regulation;
•	protection and defense of our intellectual property rights;
•	reliance on, and the ability to attract, key personnel;
•	inability to implement our acquisition strategy; and
•	other factors including those discussed in "Risk Factors" in this prospectus, any applicable prospectus supplement and our incorporated documents.

        You should keep in mind that any forward-looking statement made by us in this prospectus or elsewhere speaks only as of the date on which we make it. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this prospectus after the date of this prospectus, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that any forward-looking statement made in this prospectus or elsewhere might not occur.

ABOUT THIS PROSPECTUS

        This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") using a "shelf" registration process. Under this shelf registration process, we may, from time to time, offer and/or sell any combination of the securities described in this prospectus in one or more offerings, up to a total dollar amount of $50,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities under this shelf registration, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement, including all documents incorporated herein by reference, together with additional information described under "Where You Can Find More Information."

        References in this prospectus to "Evergreen Energy," "Company," "we," "us," and "our" are to Evergreen Energy Inc. and its subsidiaries. The term "you" refers to a prospective investor. Evergreen Energy Inc. is located at 1225 17th Street, Suite 1300, Denver, Colorado 80206 and our phone number is (303) 293-2992.

ABOUT EVERGREEN ENERGY

        Evergreen Energy, Inc. was founded in 1984 as a cleaner coal technology, energy production and environmental solutions company. In the last two years, we have sharpened our focus on positioning the Company as a carbon technology company. We have developed two proven, proprietary, patented, and transformative green technologies: the GreenCert™ suite of software and services and K-Fuel®.

        GreenCert, owned exclusively by Evergreen Energy, is a scientifically accurate, scalable environmental intelligence solution that measures greenhouse gases and generates verifiable emissions credits. GreenCert, built on IBM's Service-Oriented Architecture, is the environmental intelligence solution that provides customers the end-to-end visibility and traceability necessary to measure their complete environmental footprint. We have taken great strides in promoting our strategic partnerships with IBM and EIM in the past year.

        Our K-Fuel technology significantly improves the performance of low-rank coals yielding higher efficiency and lowering emissions, which results in a higher selling price for that coal. We, along with Bechtel Power Corporation, have modified and improved the original design and efficiency of the equipment used in the K-Fuel process. Our K-Fuel efforts are focused on opportunities in Asia where plans are being developed for commercial scale operations.

        The company is working to commercialize its two key technologies through various strategic partnerships, creating shareholder value through a streamlined and enhanced business model consisting of a Software-as-a-Service (SaaS) licensing model for GreenCert and a licensing model for K-Fuel.

        The Company was founded in 1984. We incorporated under the laws of the state of Delaware in 1988. Our principal executive offices are located at 1225 17th Street, Suite 1300, Denver, Colorado 80202, and our telephone number is (303) 293-2992.

MATERIAL CHANGES

Restructure and Amendment of 2009 Convertible Notes

        On December 18, 2009, the Company entered into a binding term sheet subject to definitive documentation to restructure and extend the terms of its outstanding 2009 Convertible Notes (the "2009 Notes") and the March 20, 2009 Note Purchase Agreement, extending the maturity date of the 2009 Notes to the earlier of June 30, 2010 or upon the sale of Buckeye Industrial Mining Co. As part of the restructuring, the stated principal amount of the notes has been increased by $2.25 million, bringing the aggregate principal amount of 2009 Notes to $17.25 million. Interest shall be due and payable at maturity of the 2009 Notes and the rate remains 10% per annum. Per the terms of the restructured agreement, we are required to use our best efforts to raise additional common equity on or before January 30, 2010, utilizing a portion of the proceeds to pay a $1,825,000 cash extension fee to its lenders. Not less than 30% of the proceeds of any subsequent common equity offering will be used to reduce the outstanding balance of the 2009 Notes. The failure to complete an offering of common equity on or before January 30, 2010, or execute a binding agreement for the sale of Buckeye on or before March 31, 2010 will be deemed to be an "Event of Default" under the terms of the 2009 Notes. Upon maturity, the repayment amount will be equal to 115% of the principal amount outstanding, plus accrued and unpaid interest, provided if additional common equity is not raised until after January 15, 2010, the repayment amount will be increased by $350,000.

        In addition, the Company is: (i) required to continue to engage an investment banker to sell substantially all of the assets of Buckeye and provide semi-monthly updates to the lender regarding the status of the Buckeye sale process, described below; (ii) retain a consultant of the lender's choosing and grant reasonable access to the site as well as the sales process; and (iii) prohibited from making any dividends from Buckeye without the lender's consent.

Status of Buckeye Operations

        Cash flows from our Buckeye operations have been less than previously anticipated, due in part to the depressed economy and the unusually mild summer temperatures in the North East region of the United States, both of which have led to lower than previously forecasted coal prices and reduced coal consumption. As a result, we are currently considering various options to raise additional capital in order for the Company to continue as a going concern and execute its business plan. While the Company has terminated further negotiations with a potential purchaser of its Buckeye Industrial Mining subsidiary, the Company continues to consider the sale of Buckeye or other assets, including our K-Fuel assets, in order to raise sufficient capital to continue to execute our business plan around the GreenCert technology. Through December 30, 2009, we have not entered into a definitive agreement to sell Buckeye or other assets, however we have engaged Raymond James & Associates, Inc. to assist us with the remarketing of Buckeye.

Financing Activities

        We have continued to pursue various financing alternatives. Recently we completed a financing deal totaling $7.0 million, net proceeds of $5 million, excluding transaction costs, more fully described in our Current Report on Form 8-K dated October 22, 2009 that is incorporated herein by reference. However, we continue to require additional capital to fund operations and repay short term borrowings. There can be no assurance that our efforts to sell assets and raise additional capital will be successful. If they are not successful, we will be unable to continue our operations as currently contemplated.

RISK FACTORS

        Please carefully consider the risk factors described in our periodic reports and the 8-K filed October 28, 2009 with the SEC, which includes risk factors notice that our independent registered public accounting firm has expressed substantial doubt over our ability to continue as a going concern, and which are incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus or include in any applicable prospectus supplement. Additional risks and uncertainties not presently known to us or that we deem currently immaterial may also impair our business operations. See "Cautionary Statement about Forward-Looking Statements."

DEFICIENCY OF EARNINGS TO FIXED CHARGES

        Our earnings were insufficient to cover fixed charges for each of the periods presented. Accordingly, the following table sets forth the deficiency of earnings to fixed charges for each of the periods presented. Because of the deficiency, ratio information is not applicable.

	Years Ended December 31, 2008	2007	2006	2005	2004	Nine months ended September 30, 2009

Deficiency of Earnings to Fixed Charges	$65,991	$204,857	$51,527	$23,313	$10,555	$31,226

        For purposes of computing the deficiency of earnings available to cover fixed charges, fixed charges represent interest expense, the portion of operating lease rental expense that is considered by us to be representative of interest and amortization of discount related to indebtedness. Deficiency of earnings consists of loss before income taxes, plus fixed charges.

USE OF PROCEEDS

        Unless otherwise indicated in a prospectus supplement, the net proceeds from the sale of the securities will be used to repay a portion of the Company's outstanding indebtedness and for general corporate purposes, which may include working capital and capital expenditures. The proceeds may be used to pay certain indebtedness related to the 2007 Convertible Notes or the 2009 Convertible Notes described in more detail in our Company's Form 10-Q for the quarter ended June 30, 2009 and our other periodic reports.

DESCRIPTION OF SECURITIES TO BE OFFERED

        We may from time to time offer common stock, preferred stock, debt securities, warrants to purchase common or preferred stock, or units to purchase common stock, preferred stock, debt securities and/or warrants, up to an aggregate initial offering price of $50,000,000 under this prospectus.

        This prospectus may not be used to offer or sell any securities unless accompanied by a prospectus supplement.

Description of Common Stock

        Our authorized capital stock consists of 280,000,000 shares of common stock, $0.001 par value per share. As of October 21, 2009, we had 133,736,892 shares of common stock issued and outstanding and held of record.

        The following description summarizes general terms and provisions that apply to our common stock. Since this is only a summary, it does not contain all of the information that may be important to you. The summary is subject to and qualified in its entirety by reference to our articles of incorporation and our bylaws which are filed as exhibits to other filings of the Company. See "Where You Can Find More Information."

        When issued, the shares of common stock will be fully paid and nonassessable. The common stock is not entitled to any sinking fund, redemption or conversion provisions. The common stock is currently listed on the NYSE.

Voting Rights

        Holders of shares of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There are no cumulative voting rights with respect to the election of directors. Accordingly, the holder or holders of a majority of the outstanding shares of common stock will be able to elect our entire board of directors.

Dividends and Other Rights

        Holders of common stock have no preemptive rights and are entitled to such dividends as may be declared by the board of directors out of legally available funds.

Rights Upon Liquidation

        If we liquidate, dissolve or wind up our business, the holders of common stock will be entitled to share ratably in our net assets remaining after the payment of all creditors, if any, and the liquidation preferences of any preferred stockholders.

Rights of Stockholders

        Our bylaws may be amended by a majority of directors, subject to the right of the stockholders to amend any bylaw adopted or amended by the board.

Anti-Takeover Matters

        Various provisions of the Delaware General Corporate Law, our certificate of incorporation and bylaws, and our Rights Plan may make more difficult the acquisition of control of Evergreen Energy.

Charter and Bylaw Provisions

        We currently have the following provisions in our certificate of incorporation and bylaws that could be considered to be "anti-takeover" provisions:

•
Article 6 in our certificate of incorporation and Article III Section 4 of our bylaws provide that directors cannot be removed except for cause and by the affirmative vote of a majority of the then-outstanding shares of all classes and series of stock entitled to vote in the election of directors;

•	Article 3 in our certificate of incorporation authorizes the board to issue up to 20,000,000 shares of preferred stock without stockholder approval; and
•
Article III Section 2 of our bylaws provides that the number of directors may be reduced or increased by action of a majority of the board, but no decrease may shorten the term of an incumbent director.

Business Combinations under Delaware Law

        We are a Delaware corporation and are subject to Section 203 of the Delaware General Corporation Law.

        In general, Section 203 prevents an interested stockholder (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a business combination with us for three years following the date that person became an interested stockholder unless:

•
before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

•
upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our outstanding voting stock at the time the transaction commenced (excluding stock held by persons who are both directors and officers or by certain employee stock plans); or

•
on or following the date on which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least 66 2/3% of our outstanding voting stock (excluding shares held by the interested stockholder).

        A business combination includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.

Rights Plan

        In December 2008, the Company entered into a Rights Agreement in which it declared a dividend distribution of one right for each outstanding share of common stock of the Company payable to stockholders of record on December 19, 2008. When exercisable, each right entitles the holder to purchase from the Company one one-thousandth of one share of Series A Junior Participating Preferred Stock at a price of $4.00 per one one-thousandth share, subject to adjustment. The Rights Plan is attached to and summarized in our Form 8-K filing on December 2, 2008, incorporated hereto by reference. The Rights Plan could make it more difficult for a third party to acquire Evergreen Energy.

Transfer Agent and Registrar

        The transfer agent for our common stock is Interwest Transfer Company, Inc.

Description of Preferred Stock

        We have authority to issue 20,000,000 shares of preferred stock, par value $0.001 per share. In October 2009, the Company issued 6973.38 shares of Series B Convertible Preferred Stock. In the quarter ended December 31, 2009, 6971.77 shares of Series B Convertible Preferred Stock were converted into common stock and, therefore, as of December 30, 2009, there were 1.61 shares of Series B Convertible Preferred Stock outstanding. Under our certificate of incorporation, our Board of Directors is authorized generally without stockholder approval to issue shares of preferred stock from time to time, in one or more classes or series. Prior to issuance of shares of each class or series, our Board of Directors is required by Delaware law to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series. Any shares of preferred stock will, when issued by fully paid and non-assessable.

        We have filed a Certificate of Designation, Preferences and Rights of Series B Convertible Preferred Stock. The terms and conditions of the Series B preferred stock are described in the 8-K report filed October 22, 2009 incorporated by reference herein.

        We have also filed a Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock, however to date, we have issued no shares of this Series A preferred stock. We may create other series of Preferred Stock. For any series of preferred stock that we may issue, our Board of Directors will determine and the prospectus supplement relating to such series will describe:

•	the designation and number of shares of such series;
•
the rate and time at which, and the preferences and conditions under which, any dividends will be paid on shares of such series, as well as whether such dividends are cumulative or non-cumulative and participating or non-participating;

•	any listing of the preferred stock on any securities exchange;
•	any provisions relating to convertibility or exchangeability of shares of such series and the computation of the conversion or exchange price;
•	the rights and preference, if any, of holders of share of such series upon our liquidation, dissolution or winding up of our affairs;
•	the voting power, if any, of the holders of shares of such series;
•	any provisions relating to the redemption of such series;
•	any limitations on our ability to pay dividends or make distributions on, or acquire or redeem, other securities whiles shares of such series are outstanding;
•	the procedures for any auction and remarketing, if any for shares of such series;
•	the provisions for a sinking fund, if any, for shares of such series;
•	whether shares of such series will be represented by depositary shares;
•	any conditions or restrictions on our ability to issue additional shares of such series or other securities while shares of such series are outstanding;
•	if applicable, a discussion of certain U.S. Federal income tax considerations; and
•	any other relative power, preferences and participating, option or special rights of shares of such series, and the qualifications, limitations or restrictions thereof.

        Delaware law provides that the holders of preferred stock will have the right to vote separately as a class (or, in some cases as a series) on an amendment to our restated certificate of incorporation if the amendment would change the par value, or unless the certificate of incorporation then in effect provided otherwise, the number of authorized shares of such class or change the powers, preferences, or special rights of such class or series as to adversely affect the class or series, as the case may be. This right is in addition to any voting rights that may be provided for in the applicable certificate of designation.

        Our Board of Directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. In addition, our Board of Directors may authorize the issuance of shares of preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or a change in control that might involve a premium price for holders of our common stock or which holders might believe to be in their best interest.

Ranking

        Unless we specify otherwise in the applicable prospectus supplement, the preferred stock will rank, with respect to dividends and upon our liquidation, dissolution or winding up:

•	Senior to all classes or series of our common stock and to all of our equity securities ranking junior to the preferred stock;
•	On a parity with all of our equity securities the terms of which specifically provide that the equity securities rank on a parity with the preferred stock; and
•	Junior to all of our equity securities the terms of which specifically provide that the equity securities rank senior to the preferred stock.

        The term "equity securities" does not include convertible debt securities.

Transfer Agent and Registrar

        The transfer agent and registrar for any series or class of preferred stock will be set forth in the applicable prospectus supplement.

Description of Debt Securities

        The following is a general description of the terms of any debt securities we may issue from time to time. Particular terms of any debt securities we offer will be described in the prospectus supplement relating to such debt securities. The terms of any debt securities we offer under a prospectus supplement may differ from the terms we describe below.

        As required by Federal law for all bonds and notes of companies that are publicly offered, any debt securities we issue will be governed by a document called an "indenture." An indenture is a contract between us and a financial institution acting as a trustee on behalf of the holders of the debt securities, and is subject to and governed by the Trust Indenture Act of 1939, as amended. The form of indenture is filed as Exhibit 4.12 to this registration statement. The trustee has two main roles. First the trustee can enforce holders' rights against us if we default. Second, the trustee performs certain administrative duties, such as sending interest and principal payments to holders.

        Because this section is a summary, it does not describe every aspect of any debt security we may issue or the indenture governing any such debt securities. Particular terms of any debt securities we offer will be described in the prospectus supplement relating to such debt securities, and we urge you to read the applicable indenture, which will be filed with the SEC at the time of any offering of debt securities, because it, and not this description, will define the rights of holders of such debt securities.

        A prospectus supplement will describe the particular terms of any debt securities we may issue, including the following:

•	the designation or title of the series of debt securities;
•
the total principal amount of the series of debt securities, the denominations in which the offered debt securities will be issued and whether the offering may be reopened for additional securities of that series and on what terms;

•	the percentage of the principal amount at which the series of debt securities will be offered;
•	the date or dates on which principal will be payable;
•	the rate or rates (which may be fixed or variable) and/or the method of determining such rate or rates of interest, if any;
•	the date or dates from which any interest will accrue, or the method of determining such date or dates, and the date or dates on which any interest will be payable;
•	the terms for redemption, extension or early repayment, if any;
•	the currencies in which the series of debt securities are issued and payable;
•
whether the amount of payments of principal, interest or premium, if any, on a series of debt securities will be determined with reference to an index, formula or other method and how these amounts will be determined;

•	the place or places of payment, transfer, conversion and/or exchange of the debt securities;
•	the provision for any sinking fund;
•	any restrictive covenants;
•	events of default;
•	the security, if any, for the debt and the priority of the debt with respect to such security;
•	whether the debt will accrue dividends under any circumstances;
•	whether the series of debt securities are issuable in certificated form;
•	any provisions for legal defeasance or covenant defeasance;
•
whether and under what circumstances we will pay additional amounts in respect of any tax, assessment or governmental charge and, if so, whether we will have the option to redeem the debt securities rather than pay the additional amounts (and the terms of that option);

•	any provisions for convertibility or exchangeability of the debt securities into or for any other securities;
•	whether the debt securities are subject to subordination and the terms of such subordination;
•	the listing, if any, on a securities exchange;
•	if applicable, a discussion of certain U.S. Federal income tax considerations, including those related to original issue discount, if applicable; and
•	any other material terms.

        The debt securities may be secured or unsecured obligations. Unless the prospectus supplement states otherwise, principal, interest and premium, if any, will be paid by us in immediately available funds.

Conversion or Exchange Rights

        We will set forth in the applicable prospectus supplement the terms on which a the debt securities may be convertible into or exchangeable for common stock or other securities of ours or a third party, including the conversion or exchange rate, as applicable, or how it will be calculated, and the applicable conversion or exchange period. We will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. We may include provisions pursuant to which the number of our securities or the securities of a third party that the holders of the series of debt securities receive upon conversion or exchange would, under the circumstances described in those provisions, be subject to adjustment, or pursuant to which those holders would, under those circumstances, receive other property upon conversion or exchange, for example in the event of our merger or consolidation with another entity.

Consolidation, Merger or Sale

        The terms of an indenture may contain provisions affecting our ability to consolidate or merge with another entity or to sell all or substantially all of our assets to another entity.

Trustee

        We intend to name the indenture trustee for each series of indenture securities in the related prospectus supplement.

Covenants

        Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will not contain any restrictive covenants, such as covenants restricting us or any of our subsidiaries from incurring, issuing, assuming or guarantying any indebtedness or restricting us or any of our subsidiaries from entering any sale and leaseback transactions.

Modification and Waiver

        Under the indenture, some of our rights and obligations and some of the rights of the holders of the debt securities may be modified or amended with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding debt securities affected by the modification or amendment. However, the following modifications and amendments will not be effective against any holder without its consent:

•	a change in the stated maturity date of any payment of principal or interest;
•	a reduction in the principal amount of or interest on any debt securities;
•	an alteration or impairment of any right to convert at the rate or upon the terms provided in the indenture;
•
a change in the place of payment where, or the currency in which, any payments due on the debt securities; or a reduction in the percentage of outstanding debt securities required to consent to a modification; or amendment of the indenture or required to consent to a waiver of compliance with certain provisions of the indenture or certain defaults under the indenture.

        Under the indenture, the holders of notes of less than a majority in aggregate principal amount of the outstanding debt securities may, on behalf of all holders of the debt securities:

•	waive compliance by us with certain restrictive provisions of the indenture; and
•
waive any past default under the indenture in accordance with the applicable provisions of the indenture, except a default in the payment of the principal of or interest on any series of debt securities.

Description of Warrants

        The following is a general description of the terms of any warrants we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any warrants we offer will be described in the prospectus supplement relating to such warrants.

        We may issue warrants to purchase common stock or preferred stock. Warrants may be issued independently or together with other securities and may be attached or separate from such securities. We will issue each series of warrants under a separate warrant agreement to be entered into between us and a warrant agent. The warrant agent will act solely as our agent and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

        A prospectus supplement will describe the particular terms of any series of warrants we may issue, including the following:

•	the title and aggregate number of the warrants;
•	the price or prices as which the warrants will be issued and the currency or currencies in which the price of the warrants may be payable;

•	if applicable, the designation and terms of the securities with which the warrants are issued and the number of warrants issued with each such security or each principal amount of such security;
•	in the case of warrants to purchase debt securities, the principal amount of debt securities purchasable upon exercise of one warrant;
•	in the case of warrants to purchase common stock or preferred stock, the number of shares of common stock or preferred stock, as the case may be, purchasable upon exercise of one warrant;
•	the date on which the right to exercise the warrants shall commence and the date on which such right will expire (subject to any extension);
•	whether the warrants will be issued in registered form or bearer form;
•	if applicable, the minimum or maximum amount of the warrants which may be exercised at any one time;
•	if applicable, the date on and after which the warrants and related securities will be separately transferable;
•
if applicable, the procedures for adjusting the exercise price and number of shares of common stock or preferred stock purchasable upon the exercise of each warrant upon the occurrence of certain events, including stock splits, reverse stock spits, combinations, subdivisions, or reclassifications of commons stock or preferred stock;

•	the terms of any rights to redeem or call the warrants;
•	information with respect to book-entry procedures, if any;
•	the terms of the securities issuable upon exercise of the warrants; and
•
if applicable, a discussion of certain U.S. Federal income tax considerations; and any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

        We may amend or supplement the warrant agreement for a series of warrants without the consent of the holders of the warrants issued thereunder to effect changes that are not inconsistent with the provisions of the warrants and that do no materially and adversely affect the interests of the holders of the warrants.

Exercise of Warrants

        Each warrant will entitle the holder to purchase for cash such common stock or preferred stock at the exercise price as shall in each case be set forth in, or be determinable as set forth in, the prospectus supplement relating to the warrants offered thereby. Warrants may be exercised as set forth in the prospectus supplement beginning on the date specified therein and continuing until the close of business on the expiration date set forth in the prospectus supplement. After the close of business on the expiration date, the unexercised warrants will become void.

        Upon receipt of payment and a warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, we will, a soon as practicable, forward the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issue for the remaining warrants. If we so indicate on the applicable prospectus supplement, holder of the warrants may surrender securities as all or part of the exercise price for warrants.

        Prior to exercising their warrants, holders of warrants will not have any of the rights of holders of the securities purchasable upon such exercise, including in the case of warrants to purchase common stock or preferred stock, the right to receive dividends, if any, or payments upon our liquidation, dissolution or winding up or to exercise any voting rights.

Governing Law

        The warrants and warrant agreements will be governed by, and construed in accordance with, the laws of the State of New York.

Description of Units.

        The following is a general description of the terms of the units we may issue from time to time unless we provide otherwise in the prospectus supplement. Particular terms of any units we offer will be described in the prospectus supplement relating to such units.

        We may issue units consisting of common stock, preferred stock, warrants, and/or debt securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit may be issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

        We will describe in the applicable prospectus supplement the terms of the series of units, including the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately, the relevant provisions of any agreement governing the units and any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.

        The provisions described in this section, as well as those described under "Description of Common Stock," "Description of Preferred Stock," "Description of Debt Securities" and "Description of Warrants," will apply to each unit and to any common stock, preferred stock, debt securities, and warrants included in each unit, respectively.

Governing Law

        The units and any unit agreement will be governed by, and construed in accordance with, the laws of the State of New York.

BOOK ENTRY

        A detailed description of our policies with respect to the legal ownership of securities will be described in the appropriate prospectus supplement.

PLAN OF DISTRIBUTION

        We may sell the offered securities in and outside the United States in any of these ways: (i) through underwriters or dealers; (ii) directly to purchasers, including our affiliates and stockholders, or in a rights offering; (iii) through agents; or (iv) through a combination of any of these methods. The prospectus supplement will include the following information:

•	the terms of the offering;
•	the names of any underwriters, dealers or agents;
•	the name or names of any managing underwriter or underwriters;
•	the purchase price of the securities;
•	the net proceeds from the sale of the securities;
•	any over-allotment options under which underwriters may purchase additional securities from us;
•	any delayed delivery arrangements;
•	any underwriting discounts or commissions or agency fees another items constituting underwriters' or agent's compensation;
•	any indemnification of our underwriters or their controlling persons against liability arising under the Securities Act;

•	any discounts, commissions, or concessions allowed or paid to dealers;
•	any commissions paid to agents; and
•	any securities exchanges or markets on which the securities may be listed.

        Any initial public offering price and any discounts or concessions allowed or paid to dealers may be changed from time to time.

        Underwriters may offer and sell the offered securities from time to time in one or more transactions, including negotiated transactions, at a fixed offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions described above. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Unless we inform you otherwise in the prospectus supplement, the underwriters' obligations to purchase the securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all of the securities if they purchase any of the securities. We may use underwriters with whom we have a material relationship. We will describe the nature of any such relationship in the prospectus supplement naming the underwriter.

        We may sell the securities direct or through agents from time to time. The prospectus supplement will name any agent involved in the offer or sale of the securities any commissions we pay to them. Unless we inform you otherwise in the prospectus supplement, any agent will be acting on a best efforts basis for the period of its appointment.

        We may sell the securities directly to institutional investors or to others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities. We will describe the terms of any such sales in the prospectus supplement.

        We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis that may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or we may engage the services of one or more underwriters, dealers or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

        Offered securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment according to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for us. Any remarketing firm will be identified and the terms of its agreements, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed.

        We may engage in at-the-market offerings of our common stock. An at-the market offering is an offering of our common stock at other than a fixed price or through a market maker.

        We may authorize underwriters, dealers or agents to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions we pay for solicitation of these contracts.

        Agents and underwriters may be entitled to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

        All securities we offer, other than common stock, will be new issues of securities with no established trading marker. Any underwriters may make a market in these securities, but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading market for these securities.

        Any underwriter may engage in overallotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Overallotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchase of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

        Any underwriters who are qualified market makers on the NYSE may engage in passive market making transactions in our common stock, preferred stock, warrants and debt securities, as applicable, on the NYSE in accordance with Rule 103 of Regulation M, during the business day prior to pricing of the offering, before the commencement of offers or sales of the securities. Passive market makers must comply with applicable volume and price limitations and must be identified as passive market makers. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered below the passive market maker's bid, however, the passive market maker's bid must then be lowered when certain purchase limits are exceeded.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Moye White LLP of Denver, Colorado.

EXPERTS

        The consolidated financial statements incorporated in this registration statement by reference from our annual report on Form 10-K for the year ended December 31, 2008, as modified by our current report on Form 8-K dated October 28, 2009 for subsequent events resulting in substantial doubt over our ability to continue as a going concern, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Evergreen Energy Inc.'s internal control over financial reporting as of December 31, 2008 has been audited by Deloitte & Touche LLP, as stated in their report in our annual report on Form 10-K for the year ended December 31, 2008, which is incorporated herein by reference. Such financial statements have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, except for any information that is superseded by other information that is included or incorporated by reference into this document.

        This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC. These documents contain important information about us:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 as modified by our current report on Form 8-K as filed with the SEC on October 28, 2009;
•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2009, June 30, 2009 and September 30, 2009;
•	Our Definitive Proxy Statement and Revised Definitive Proxy Statement relating to our Annual Meeting of Stockholders filed with the SEC on Schedule 14A on April 13, 2009;
•
Our Current Reports on Form 8-K filed with the SEC on January 22, 2009, March 26, 2009, March 27, 2009, April 17, 2009, May 8, 2009, May 12, 2009, May 13, 2009, June 26, 2009, June 29, 2009, July 6, 2009, July 22, 2009, July 23, 2009, August 7, 2009, September 23, 2009, October 8, 2009, October 22, 2009, October 28, 2009, November 9, 2009, November 20, 2009, November 23, 2009, December 15, 2009 and December 18, 2009 and our Current Reports on Form 8-K/A filed with the SEC on May 29, 2009.

        We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than those "furnished" pursuant to Item 2.02 or Item 7.01 or disclosures made in accordance with Regulation FD on Item 8.01 in any Current Report on Form 8-K or other information "furnished" to the SEC) from the date of the registration statement of which this prospectus is part until the termination of the offering of the securities. These documents may include annual, quarterly and current reports, as well as proxy statements. Any material that we later file with the SEC will automatically update and replace the information previously filed with the SEC.

        For purposes of this registration statement, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document.

        We will provide without charge to each person to whom a copy of this prospectus has been delivered, upon written or oral request, a copy of any or all of the documents referred to above that have been or may be incorporated in this prospectus by reference. Requests for copies should be directed to:

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado 80206
(303) 293-2992
Attn: Director of Investor Relations
Internet Website: http://www.evgenergy.com/

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it
Paper copies of information	SEC's Public Reference Room 100 F Street, N.E. Washington, D.C. 20549
On-line information, free of charge	SEC's Internet website at www.sec.gov
Information about the SEC's Public Reference Room	Call the SEC at 1-800-SEC-0330

       We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 relating to the securities covered by this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that form a part of the registration statement for a copy of the contract or other document. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under "Incorporation of Certain Documents by Reference" are also available on our Internet website, www.evgenergy.com, under "Investor Relations—Financial Info." You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

Evergreen Energy Inc.
1225 17th Street, Suite 1300
Denver, Colorado 80206
(303) 293-2992
Attn: Director of Investor Relations
Internet Website: http://www.evgenergy.com/

Information contained on our internet website does not constitute a part of this prospectus.

$10,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Lazard Capital Markets

August 25, 2011